Exhibit 99.1

City National Corp. Prices Preferred Stock Offering

LOS ANGELES, Oct. 31, 2013 (GLOBE NEWSWIRE) -- City National Corporation (NYSE: CYN), the parent company of wholly owned City National Bank, today priced a public offering of $100 million in 6.75 percent fixed-to-floating rate non-cumulative preferred stock, Series D, which will qualify as Tier 1 capital.

The company is offering 4 million depositary shares at a price of $25 per share. Each depositary share represents a 1/40th interest in a share of the Series D preferred stock. The offering is expected to close on or about November 7, 2013, subject to customary closing conditions.

Net proceeds will be used for general corporate purposes, including debt repayment.

"In light of City National's significant and continuing growth over the past few years and its strong performance again in the third quarter, the company is responding to favorable market conditions to issue some additional preferred stock that will further enhance its capital and its capacity for growth," said Chairman and Chief Executive Officer Russell Goldsmith.

BofA Merrill Lynch, Goldman, Sachs & Co, J.P. Morgan, and Barclays were joint book-running managers for the transaction. The co-manager was RBC Capital Markets.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of City National, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering is being made only by means of a prospectus supplement and accompanying base prospectus.  City National has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates and will file a final prospectus supplement relating to the offering.  Prospective investors should read the registration statement including the base prospectus, the preliminary prospectus supplement and final prospectus supplement (when available) and the other documents City National has filed with the SEC for more complete information about City National and this offering.  Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, investors can request the prospectus by contacting any of the following organizations:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention: Prospectus Department
222 Broadway
New York, New York, 10038
Phone: 800-294-1322 (toll free)
E-mail: dg.prospectus_requests@baml.com

Goldman, Sachs & Co.
Attention: Prospectus Department
200 West Street
New York, NY 10282
Phone: 866-471-2526 (toll free)
Fax: 212-902-9316
E-mail: prospectus-ny@ny.email.gs.com

J.P. Morgan Securities LLC
383 Madison Ave.
Attention: Investment Grade Syndicate Desk
New York, NY 10179
Phone: 212-834-4533 (collect)
Fax: 212-834-6081

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Phone: 888-603-5847 (toll free)
E-mail: barclaysprospectus@broadridge.com

About City National

As of September 30, 2013, City National Corporation had $29.1 billion in assets. Its wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. The company and its investment affiliates manage or administer approximately $61.5 billion in client investment assets, including $42.8 billion under direct management.

Forward-Looking Statements

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  These factors include: (1) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on the company and its customers, including changes in consumer spending, borrowing and savings habits; (2) the impact on financial markets and the economy of the level of U.S. and European debt; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; (4) continued delay in the pace of economic recovery and continued stagnant or decreasing employment levels; (5) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated or remaining to be promulgated by supervisory and oversight agencies implementing the legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the company are uncertain; (6) the impact of revised capital requirements under Basel III; (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (8) volatility in the municipal bond market; (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense; (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC; (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (12) the company's ability to attract new employees and retain and motivate existing employees; (13) increased competition in the company's markets and our ability to increase market share and control expenses; (14) changes in the financial performance and/or condition of the company's customers, or changes in the performance or creditworthiness of our customers' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our customers' ability to meet certain credit obligations; (15) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division; (16) soundness of other financial institutions which could adversely affect the company; (17) protracted labor disputes in the company's markets; (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral; (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts; (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; (21) the impact of cyber security attacks or other disruptions to the company's information systems and any resulting compromise of data or disruptions in service; and (22) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2012.

CONTACT: Investor Contact:
             Christopher J. Carey,
             City National Corporation,
             310.888.6777
            Chris.carey@cnb.com

             Media Contact:
             Cary Walker,
             City National Corporation,
             213.673.7615
           Cary.walker@cnb.com